Exhibit 99

Colgate Announces 2nd Quarter Results

Strong Unit Volume Growth Worldwide

NEW YORK--(BUSINESS WIRE)--July 26, 2012--Colgate-Palmolive Company (NYSE:CL) today reported worldwide Net sales of $4,267 million in second quarter 2012, an increase of 2.0% versus second quarter 2011. Global unit volume grew 5.0%, pricing increased 3.5% and foreign exchange was negative 6.5%. Excluding divested businesses, global unit volume grew 5.5%. The Sanex acquisition contributed 1.0% to sales and volume growth. Organic sales (Net sales excluding foreign exchange, acquisitions and divestments) grew 8.0%.

Net income and Diluted earnings per share in second quarter 2012 were $627 million and $1.30, respectively. Net income in the quarter included $14 million of aftertax charges ($0.03 per diluted share) resulting from the implementation of the previously disclosed business realignment and other cost-saving initiatives (“business realignment initiatives”) and costs associated with the sale of land in Mexico. Net income and Diluted earnings per share in second quarter 2011 were $622 million and $1.26, respectively.

Excluding the above noted items, Net income in second quarter 2012 was $641 million, an increase of 3% versus second quarter 2011, and Diluted earnings per share in second quarter 2012 was $1.33, an increase of 6% versus second quarter 2011.

Gross profit margin was 57.7% in second quarter 2012, an increase of 30 basis points versus the year ago quarter. Excluding the above noted items, gross profit margin was 57.9% in second quarter 2012, an increase of 50 basis points versus the year ago quarter, as higher pricing and cost savings from the Company’s funding-the-growth initiatives more than offset the impact of increases in raw and packaging material costs and negative foreign exchange transaction costs.

Selling, general and administrative expenses were 34.3% and 34.0% of Net sales in second quarter 2012 and 2011, respectively. Excluding costs associated with the business realignment initiatives, Selling, general and administrative expenses were 34.2% of Net sales in second quarter 2012, driven entirely by increases in advertising. Worldwide advertising spending increased 4% versus the year ago quarter to $457 million.

Operating profit increased 1% to $982 million in second quarter 2012 compared to $968 million in second quarter 2011. Excluding costs associated with the business realignment initiatives and the sale of land in Mexico noted above, operating profit increased 3% to $1,001 million.

Net cash provided by operations year to date was $1,193 million compared to $1,154 million in the comparable 2011 period. Net cash provided by operations for 2012 includes higher income tax payments and the payment for the previously disclosed competition law matter in France related to a divested detergent business. Working capital as a percentage of Net sales was 2.8%, up 30 basis points versus the year ago period. This increase was primarily due to the timing of income tax payments. Both accounts receivable days sales outstanding and inventory days coverage improved versus the year ago period.

Ian Cook, Chairman, President and Chief Executive Officer, commented on the results and outlook excluding the 2012 items noted above, “We are very pleased that our top and bottom line growth momentum continued this quarter, with net sales, gross profit, operating profit, net income and diluted earnings per share all increasing versus year ago.

“The excellent 8.0% organic sales growth, which was the largest increase we have seen in eight quarters, was driven by unit volume gains and higher pricing on a worldwide basis. The robust growth was led by the emerging markets where organic sales grew 13.0% in the quarter, and we are encouraged by the 2.5% organic sales growth in the developed markets.

“Pleasingly, the higher pricing combined with the benefits of our cost-savings programs in all areas of the business allowed for higher advertising spending behind Colgate’s brands worldwide, both in absolute dollars and as a percent to sales.

“Colgate’s global market shares in toothpaste and manual toothbrushes are both at record highs year to date. Colgate’s share of the global toothpaste market strengthened to 45.0% year to date, up 0.6 share points versus year ago. Our global leadership in manual toothbrushes also strengthened during the quarter with Colgate’s global market share in that category reaching 32.8% year to date, up 0.6 share points versus year ago.

“Looking ahead, we continue to be sharply focused on our aggressive funding-the-growth programs and our strategic worldwide pricing initiatives. We anticipate that the combined benefits from those programs will help us offset the transaction impact of negative foreign exchange and achieve gross margin expansion in 2012, allowing for even higher levels of advertising support behind a full pipeline of new products planned for launch in the balance of the year.

“Overall, we continue to expect diluted earnings per share for the year to grow at a double-digit rate, on a currency neutral basis. If average exchange rates in the balance of the year were to remain at current spot rates, currency translation would decrease full year diluted earnings per share growth by approximately 6-7%.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on second quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgatepalmolive.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (18% of Company Sales)

North America Net sales increased 2.0% in second quarter 2012. Unit volume decreased 0.5% with 3.0% higher pricing and 0.5% negative foreign exchange. Organic sales increased 2.5% during the quarter.

Operating profit in North America increased 1% in the second quarter of 2012 to $196 million, while as a percentage of Net sales it decreased to 25.9%. The decrease in Operating profit as a percentage of Net sales was a result of an increase in Selling, general and administrative expenses, which was partially offset by an increase in Gross profit, both as a percentage of Net sales. This increase in Selling, general and administrative expenses was driven by higher advertising expenses as a percentage of Net sales. This increase in Gross profit was driven by cost savings from the Company’s funding-the-growth initiatives and higher pricing, partially offset by higher raw and packaging material costs.

In the U.S., new product launches including Colgate Optic White and Colgate Sensitive Pro-Relief toothpastes are strengthening Colgate’s leadership in toothpaste, with its share of that market reaching 36.6% year to date, up 1.5 share points versus year ago. In manual toothbrushes, Colgate achieved brand market leadership year to date, driven by the success of Colgate 360° Optic White, Colgate 360° Sensitive Pro-Relief, Colgate 360° Total Advanced and Colgate Extra Clean manual toothbrushes.

Successful new products in the U.S. in other categories include Softsoap brand Pampered Hands Jasmine Oasis foaming hand soap, Softsoap brand Vineyard Escape Scrub, Irish Spring Deep Action Scrub and Irish Spring Clear & Fresh Skin body washes, Palmolive Soft Touch with Vitamin E and Palmolive Fresh Sponge dish liquids, Tom’s of Maine Naturally Dry antiperspirant, Speed Stick Power antiperspirants/deodorants and Fabuloso Sunset Spice liquid cleaner.

Latin America (29% of Company Sales)

Latin America Net sales rose 3.0% during second quarter 2012 with unit volume increasing 6.5%. Excluding the divested detergent business in Colombia, Latin America unit volume grew 9.5%. Volume gains were led by Brazil, Venezuela, Mexico and Colombia. Higher pricing added 6.0% and foreign exchange was negative 9.5%. Organic sales for Latin America increased 15.5% during the quarter.

Operating profit in Latin America increased 2% in the second quarter of 2012 to $367 million, while as a percentage of Net sales it decreased to 28.9%. The decrease in Operating profit as a percentage of Net sales was due to a decrease in Gross profit and higher advertising, both as a percentage of Net sales. This decrease in Gross profit was due to higher raw and packaging material costs, negative foreign exchange transaction costs and higher costs due to inflation in Venezuela, which were partially offset by higher pricing and cost savings from the Company’s funding-the-growth initiatives.

Colgate’s strong leadership in oral care throughout Latin America continued during the quarter with toothpaste market share gains year to date led by Mexico, Brazil, Central America, Chile and the Dominican Republic. Strong sales of Colgate Luminous White, Colgate Sensitive Pro-Relief Multi-Protection, Colgate Total Pro Gum Health and Colgate Triple Action Extra Whitening toothpastes contributed to growth throughout the region. Colgate strengthened its leadership of the manual toothbrush market throughout the region, driven by strong sales of Colgate 360° Surround, Colgate 360° Luminous White and Colgate Triple Action manual toothbrushes. In mouthwash, Colgate’s year-to-date market share is at a record high in the region with gains driven by Colgate Luminous White mouthwash and the relaunch of Colgate Plax mouthwash.

Products in other categories contributing to market share gains included Palmolive Naturals Relaxing Softness Cream and Lavender and Protex Advanced Clean bar soaps, Lady Speed Stick pH Active and Speed Stick X5 Multi-Protect deodorants, Suavitel Good-Bye Ironing fabric conditioner and Axion with Ajax dish liquid.

Europe/South Pacific (20% of Company Sales)

Europe/South Pacific Net sales decreased 1.0% during second quarter 2012. Unit volume increased 9.5% with 1.5% lower pricing and 9.0% negative foreign exchange. The Sanex acquisition contributed 6.5% to Net sales and volume growth for the region. Volume gains were led by France, Iberia, Australia, the United Kingdom and the GABA business. Organic sales for Europe/South Pacific increased 1.5%.

Operating profit in Europe/South Pacific increased 5% in the second quarter of 2012 to $179 million, or 21.1% of Net sales. The increase in Operating profit was due to an increase in Gross profit and a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. The increase in Gross profit was driven by savings from the Company’s funding-the-growth initiatives, which were partially offset by lower pricing and higher raw and packaging material costs. The decrease in Selling, general and administrative expenses was driven by lower overhead expenses.

Colgate strengthened its oral care leadership in the Europe/South Pacific region with toothpaste share gains across the region led by Germany, Sweden, Spain, Denmark, Poland, Austria, Norway and Portugal. Successful premium products driving share gains include Colgate Sensitive Pro-Relief Enamel Repair, elmex Sensitive Professional plus Gentle Whitening, Colgate Total Pro Gum Health, Colgate Max White Shine and Colgate Max White One Active toothpastes. In the manual toothbrush category, Colgate 360° Surround and Colgate Max White manual toothbrushes contributed to growth throughout the region.

Recent premium innovations contributing to strength in other product categories include Colgate Total Pro Gum Health and Colgate Sensitive Pro-Relief mouthwashes, Sanex Dermo Repair shower gel, Palmolive Ayurituel shower gels and liquid hand soaps inspired by ancient Indian Ayurvedic rituals and ingredients known traditionally to help restore the wellbeing of body and mind and Ajax Pure Home liquid cleaner.

Greater Asia/Africa (20% of Company Sales)

Greater Asia/Africa Net sales and unit volume increased 5.0% and 7.5%, respectively, during second quarter 2012. Volume gains were led by India, Russia, South Africa, the Philippines and Thailand. The Sanex acquisition contributed 0.5% to Net sales and volume growth for the region. Pricing increased 5.0% and foreign exchange was negative 7.5%. Organic sales for Greater Asia/Africa increased 12.0%.

Operating profit in Greater Asia/Africa increased 11% in the second quarter of 2012 to $220 million, or 25.6% of Net sales. This increase was a result of an increase in Gross profit as a percentage of Net sales. This increase in Gross profit was due to higher pricing and cost savings from the Company’s funding-the-growth initiatives, partially offset by higher raw and packaging material costs.

Colgate continued its toothpaste leadership in Greater Asia, driven by market share gains in India, China, Malaysia, Singapore and Hong Kong. Successful new products including Colgate Total Pro Gum Health, Darlie Expert White, Colgate Sensitive Pro-Relief Enamel Protect, Colgate Sensitive Pro-Relief Multi-Protection and Colgate Max Fresh Ice toothpastes contributed to growth throughout the region.

Successful products contributing to growth in other categories in the region include Colgate 360° Surround and Colgate Slim Soft manual toothbrushes, Colgate Plax Fresh Tea and Colgate Plax Fruity Mint mouthwashes and Protex for Men and Palmolive Thermal Spa Coco-Jojoba shower gels.

Hill’s Pet Nutrition (13% of Company Sales)

Hill’s Net sales decreased 1.0% during second quarter 2012. Unit volume decreased 3.0%, pricing increased 5.0% and foreign exchange was negative 3.0%. Volume gains in France were more than offset by volume declines in the U.S. Hill’s organic sales increased 2.0% during the quarter.

Hill’s Operating profit increased 4% in the second quarter of 2012 to $145 million, or 27.3% of Net sales. This increase in Operating profit as a percentage of Net sales was due to an increase in Gross profit, which was partially offset by an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was driven by higher pricing and cost savings from the Company’s funding-the-growth initiatives, which were partially offset by higher raw and packaging material costs. This increase in Selling, general and administrative expenses was primarily due to higher advertising expenses.

Recent new product introductions contributing to sales in the U.S. include Science Diet Ideal Balance canine and feline, which combine natural ingredients with the power of advanced nutrition in one balanced package, Science Diet Savory Stew canine, Science Diet Senior 11+ Age Defying feline, Prescription Diet y/d Feline Thyroid Health, Science Diet Tender Dinners feline and Prescription Diet i/d Low Fat GI Restore Canine, specially formulated to help manage gastrointestinal disorders.

New pet food products contributing to international sales include reformulated Prescription Diet r/d Canine and Feline, the relaunch of Prescription Diet c/d Multicare Feline Bladder Health with evidence of improved efficacy and taste, Science Diet Mature Adult Light Canine and Feline, Prescription Diet y/d Feline Thyroid Health, reformulated Science Plan Adult and Mature Adult Canine and Feline with improved taste and the relaunch of Nature’s Best with upgraded ingredients and package design.

***

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Speed Stick, Lady Speed Stick, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgatepalmolive.com. To learn more about Colgate Bright Smiles, Bright Futures® oral health education program, please visit http://www.colgatebsbf.com. CL-E

Substantially all market share data included in this press release is compiled from data as measured by Nielsen.

Explanatory Note Regarding Currency Neutral Estimates

Management’s estimate of earnings per share growth in 2012 on a currency neutral basis eliminates the impact of period-over-period changes in foreign exchange rates in the translation of local currency results into U.S. dollars. Accordingly, for purposes of estimating earnings per share growth, full year 2012 estimated local currency results, which include the impact of estimated foreign currency transaction gains and losses, are translated into U.S. dollars using 2011 average foreign exchange rates.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or unit volume growth, organic sales growth, profit or profit margin growth, earnings growth (including on a currency neutral basis), financial goals, the impact of currency devaluations, exchange controls or price controls, including in Venezuela, cost-reduction plans, tax rates, new product introductions or commercial investment levels. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s web site at http://www.colgatepalmolive.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP financial measures used in this earnings release and/or the related webcast:

To supplement Colgate’s Condensed Consolidated Income Statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Worldwide Gross profit, Gross profit margin, Selling, general and administrative expenses, Selling, general and administrative expenses as a percentage of Net sales, Other (income) expense, net, Operating profit, Operating profit margin, Net income attributable to Colgate-Palmolive Company and Diluted earnings per common share are discussed both as reported (on a GAAP basis) and excluding costs associated with various business realignment and other cost-saving initiatives and costs related to the sale of land in Mexico (non-GAAP). Management believes these non-GAAP financial measures provide investors with useful supplemental information regarding the performance of the Company’s ongoing operations. See “Non-GAAP Reconciliations” for the three and six months ended June 30, 2012 and 2011 included with this release for a reconciliation of these financial measures to the related GAAP measures.

This release discusses organic sales growth, which is Net sales growth excluding the impact of foreign exchange, acquisitions and divestments. Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis Percentage Changes” for the three and six months ended June 30, 2012 vs 2011 included with this release for a comparison of organic sales growth to sales growth in accordance with GAAP.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows” for the six months ended June 30, 2012 and 2011 for a comparison of free cash flow before dividends to net cash provided by operations as reported in accordance with GAAP.

(See attached tables for second quarter results.)

		Table 1

Colgate-Palmolive Company

Condensed Consolidated Income Statements

For the Three Months Ended June 30, 2012 and 2011

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2012	2011

Net sales	$4,267	$4,185

Cost of sales	1,806	1,781

Gross profit	2,461	2,404

Gross profit margin	57.7%	57.4%

Selling, general and administrative expenses	1,464	1,421

Other (income) expense, net	15	15

Operating profit	982	968

Operating profit margin	23.0%	23.1%

Interest expense, net	6	11

Income before income taxes	976	957

Provision for income taxes	311	311

Effective tax rate	31.9%	32.5%

Net income including noncontrolling interests	665	646

Less: Net income attributable to noncontrolling interests	38	24

Net income attributable to Colgate-Palmolive Company	$627	$622

Earnings per common share
Basic	$1.31	$1.27
Diluted	$1.30	$1.26

Average common shares outstanding
Basic	477.3	489.5
Diluted	481.3	493.3

		Table 2

Colgate-Palmolive Company

Condensed Consolidated Income Statements

For the Six Months Ended June 30, 2012 and 2011

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2012	2011

Net sales	$8,467	$8,179

Cost of sales	3,569	3,444

Gross profit	4,898	4,735

Gross profit margin	57.8%	57.9%

Selling, general and administrative expenses	2,942	2,825

Other (income) expense, net	36	27

Operating profit	1,920	1,883

Operating profit margin	22.7%	23.0%

Interest expense, net	16	27

Income before income taxes	1,904	1,856

Provision for income taxes	606	603

Effective tax rate	31.8%	32.5%

Net income including noncontrolling interests	1,298	1,253

Less: Net income attributable to noncontrolling interests	78	55

Net income attributable to Colgate-Palmolive Company	$1,220	$1,198

Earnings per common share
Basic	$2.55	$2.44
Diluted	$2.53	$2.42

Average common shares outstanding
Basic	478.7	491.5
Diluted	482.6	494.9

			Table 3

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of June 30, 2012, December 31, 2011 and June 30, 2011

(Dollars in Millions) (Unaudited)

	June 30,	December 31,	June 30,
	2012	2011	2011

Cash and cash equivalents	$995	$878	$739
Receivables, net	1,785	1,675	1,819
Inventories	1,368	1,327	1,417
Other current assets	687	522	495
Property, plant and equipment, net	3,625	3,668	3,831
Other assets, including goodwill and intangibles	4,693	4,654	4,943
Total assets	$13,153	$12,724	$13,244

Total debt	$5,363	$4,810	$5,011
Other current liabilities	3,271	3,336	3,258
Other non-current liabilities	2,009	2,037	1,831
Total liabilities	10,643	10,183	10,100
Total Colgate-Palmolive Company shareholders' equity	2,306	2,375	2,969
Noncontrolling interests	204	166	175
Total liabilities and shareholders' equity	$13,153	$12,724	$13,244

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$4,282	$3,860	$4,219
Working capital % of sales	2.8%	0.7%	2.5%

*	Marketable securities of $86, $72 and $53 as of June 30, 2012, December 31, 2011 and June 30, 2011, respectively, are included in Other current assets.

		Table 4

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2012 and 2011

(Dollars in Millions) (Unaudited)

	2012	2011

Operating Activities
Net income including noncontrolling interests	$1,298	$1,253
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Depreciation and amortization	211	202
Restructuring and termination benefits, net of cash	(27)	(31)
Voluntary benefit plan contributions	(100)	(100)
Stock-based compensation expense	48	56
Deferred income taxes	14	46
Cash effects of changes in:
Receivables	(119)	(153)
Inventories	(46)	(148)
Accounts payable and other accruals	(148)	(19)
Other non-current assets and liabilities	62	48
Net cash provided by operations	1,193	1,154

Investing Activities
Capital expenditures	(189)	(225)
Purchases of marketable securities and investments	(219)	(80)
Proceeds from sale of marketable securities and investments	71	171
Payment for acquisitions, net of cash acquired	(29)	(960)
Other	45	(17)
Net cash used in investing activities	(321)	(1,111)

Financing Activities
Principal payments on debt	(2,307)	(1,869)
Proceeds from issuance of debt	2,873	3,433
Dividends paid	(593)	(568)
Purchases of treasury shares	(894)	(1,017)
Proceeds from exercise of stock options and excess tax benefits	191	220
Net cash used in financing activities	(730)	199

Effect of exchange rate changes on Cash and cash equivalents	(25)	7
Net increase (decrease) in Cash and cash equivalents	117	249
Cash and cash equivalents at beginning of period	878	490
Cash and cash equivalents at end of period	$995	$739

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less capital expenditures)
Net cash provided by operations	$1,193	$1,154
Less: Capital expenditures	(189)	(225)
Free cash flow before dividends	$1,004	$929

Income taxes paid	$682	$513

				Table 5

Colgate-Palmolive Company

Segment Information

For the Three and Six Months Ended June 30, 2012 and 2011

(Dollars in Millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales
Oral, Personal and Home Care

North America	$758	$744	$1,513	$1,462
Latin America	1,269	1,231	2,439	2,328
Europe/South Pacific	850	857	1,704	1,689
Greater Asia/Africa	859	816	1,738	1,629

Total Oral, Personal and Home Care	3,736	3,648	7,394	7,108

Pet Nutrition	531	537	1,073	1,071

Total Net sales	$4,267	$4,185	$8,467	$8,179

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating profit
Oral, Personal and Home Care

North America	$196	$194	$379	$386
Latin America	367	360	711	686
Europe/South Pacific	179	170	362	355
Greater Asia/Africa	220	199	440	402

Total Oral, Personal and Home Care	962	923	1,892	1,829

Pet Nutrition	145	140	293	281
Corporate(1)	(125)	(95)	(265)	(227)

Total Operating Profit	$982	$968	$1,920	$1,883

Note:

(1)

Corporate operations includes costs related to stock options and restricted stock awards, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets.

Corporate Operating profit for the three months ended June 30, 2012 includes costs of $13 associated with global business realignment and other cost-saving initiatives and costs of $6 related to the sale of land in Mexico.

Corporate Operating profit for the six months ended June 30, 2012 includes costs of $18 associated with global business realignment and other cost-saving initiatives and costs of $13 related to the sale of land in Mexico.

							Table 6

Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Three Months Ended June 30, 2012 vs 2011

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
						Coupons
	Sales	3 Months				Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company (1) (2)	2.0%	8.0%	5.0%	4.5%	5.5%	3.5%	(6.5)%

Europe/South Pacific (1)	(1.0)%	1.5%	9.5%	3.0%	9.5%	(1.5)%	(9.0)%

Latin America (2)	3.0%	15.5%	6.5%	9.5%	9.5%	6.0%	(9.5)%

Greater Asia/Africa (1)	5.0%	12.0%	7.5%	7.0%	7.5%	5.0%	(7.5)%

Total International	2.5%	10.0%	7.5%	6.5%	9.0%	3.5%	(8.5)%

North America	2.0%	2.5%	(0.5)%	(0.5)%	(0.5)%	3.0%	(0.5)%

Total CP Products	2.5%	8.5%	6.0%	5.0%	7.0%	3.5%	(7.0)%

Hill's	(1.0)%	2.0%	(3.0)%	(3.0)%	(3.0)%	5.0%	(3.0)%

Emerging Markets (3)	2.5%	13.0%	6.5%	8.0%	8.0%	5.0%	(9.0)%

Developed Markets	1.0%	2.5%	3.0%	0.5%	3.0%	2.0%	(4.0)%

Notes:

(1) The Sanex business was acquired on June 20, 2011.
The impact of the Sanex acquisition on second quarter sales and volume was 1.0% for the Total Company, 6.5% for Europe/South Pacific and 0.5% for Greater Asia/Africa.

(2) The Company's laundry detergent business in Colombia was sold on July 29, 2011.
The impact of the sale of the Company's laundry detergent business in Colombia on second quarter sales and volume was 0.5% for the Total Company and 3.0% for Latin America.

(3) Emerging Markets include Latin America, Greater Asia/Africa (excluding Japan) and Central Europe.

							Table 7

Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Six Months Ended June 30, 2012 vs 2011

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
						Coupons
	Sales	6 Months				Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company (1) (2)	3.5%	7.0%	4.5%	3.5%	5.0%	3.5%	(4.5)%

Europe/South Pacific (1)	1.0%	0.0%	8.5%	2.0%	8.5%	(2.0)%	(5.5)%

Latin America (2)	5.0%	14.5%	4.0%	6.5%	6.5%	8.0%	(7.0)%

Greater Asia/Africa (1)	6.5%	11.0%	7.0%	6.5%	7.0%	4.5%	(5.0)%

Total International	4.0%	9.0%	6.0%	5.0%	7.0%	4.0%	(6.0)%

North America	3.5%	4.0%	2.0%	2.0%	2.0%	2.0%	(0.5)%

Total CP Products	4.0%	8.0%	5.5%	4.5%	6.0%	3.5%	(5.0)%

Hill's	0.0%	2.0%	(2.0)%	(2.0)%	(2.0)%	4.0%	(2.0)%

Emerging Markets (3)	4.5%	12.5%	5.0%	6.0%	6.0%	6.5%	(7.0)%

Developed Markets	2.5%	2.0%	3.5%	1.0%	3.5%	1.0%	(2.0)%

Notes:

(1) The Sanex business was acquired on June 20, 2011.
The impact of the Sanex acquisition on six months sales and volume was 1.5% for the Total Company, 6.5% for Europe/South Pacific and 0.5% for Greater Asia/Africa.

(2) The Company's laundry detergent business in Colombia was sold on July 29, 2011.
The impact of the sale of the Company's laundry detergent business in Colombia on six months sales and volume was 0.5% for the Total Company and 2.5% for Latin America.

(3) Emerging Markets include Latin America, Greater Asia/Africa (excluding Japan) and Central Europe.

			Table 8

Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Three Months Ended June 30, 2012 and 2011

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2012	2011
Gross profit, GAAP	$2,461	$2,404
Costs related to the sale of land in Mexico	6	-
Business realignment and other cost-saving initiatives	2	-
Gross profit, non-GAAP	$2,469	$2,404

			Basis Point
Gross Profit Margin	2012	2011	Change
Gross profit margin, GAAP	57.7%	57.4%	30
Costs related to the sale of land in Mexico	0.1%	-
Business realignment and other cost-saving initiatives	0.1%	-
Gross profit margin, non-GAAP	57.9%	57.4%	50

Selling, General and Administrative Expenses	2012	2011
Selling, general and administrative expenses, GAAP	$1,464	$1,421
Business realignment and other cost-saving initiatives	(5)	-
Selling, general and administrative expenses, non-GAAP	$1,459	$1,421

			Basis Point
Selling, General and Administrative Expenses as a Percentage of Net Sales	2012	2011	Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	34.3%	34.0%	30
Business realignment and other cost-saving initiatives	(0.1)%	-
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	34.2%	34.0%	20

Other (Income) Expense, Net	2012	2011
Other (income) expense, net, GAAP	$15	$15
Business realignment and other cost-saving initiatives	(6)	-
Other (income) expense, net, non-GAAP	$9	$15

Operating Profit	2012	2011	% Change
Operating profit, GAAP	$982	$968	1%
Costs related to the sale of land in Mexico	6	-
Business realignment and other cost-saving initiatives	13	-
Operating profit, non-GAAP	$1,001	$968	3%

			Basis Point
Operating Profit Margin	2012	2011	Change
Operating profit margin, GAAP	23.0%	23.1%	(10)
Costs related to the sale of land in Mexico	0.2%	-
Business realignment and other cost-saving initiatives	0.3%	-
Operating profit margin, non-GAAP	23.5%	23.1%	40

Net Income Attributable to Colgate-Palmolive Company	2012	2011	% Change
Net income attributable to Colgate-Palmolive Company, GAAP	$627	$622	1%
Costs related to the sale of land in Mexico	5	-
Business realignment and other cost-saving initiatives	9	-
Net income attributable to Colgate-Palmolive Company, non-GAAP	$641	$622	3%

Earnings Per Common Share, Diluted	2012	2011	% Change
Diluted earnings per common share, GAAP	$1.30	$1.26	3%
Costs related to the sale of land in Mexico	0.01	-
Business realignment and other cost-saving initiatives	0.02	-
Diluted earnings per common share, non-GAAP	$1.33	$1.26	6%

			Table 9

Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Six Months Ended June 30, 2012 and 2011

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2012	2011
Gross profit, GAAP	$4,898	$4,735
Costs related to the sale of land in Mexico	13	-
Business realignment and other cost-saving initiatives	4	-
Gross profit, non-GAAP	$4,915	$4,735

			Basis Point
Gross Profit Margin	2012	2011	Change
Gross profit margin, GAAP	57.8%	57.9%	(10)
Costs related to the sale of land in Mexico	0.2%	-
Business realignment and other cost-saving initiatives	-	-
Gross profit margin, non-GAAP	58.0%	57.9%	10

Selling, General and Administrative Expenses	2012	2011
Selling, general and administrative expenses, GAAP	$2,942	$2,825
Business realignment and other cost-saving initiatives	(12)	-
Selling, general and administrative expenses, non-GAAP	$2,930	$2,825

			Basis Point
Selling, General and Administrative Expenses as a Percentage of Net Sales	2012	2011	Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	34.7%	34.5%	20
Business realignment and other cost-saving initiatives	(0.1)%	-
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	34.6%	34.5%	10

Other (Income) Expense, Net	2012	2011
Other (income) expense, net, GAAP	$36	$27
Business realignment and other cost-saving initiatives	(2)	-
Other (income) expense, net, non-GAAP	$34	$27

Operating Profit	2012	2011	% Change
Operating profit, GAAP	$1,920	$1,883	2%
Costs related to the sale of land in Mexico	13	-
Business realignment and other cost-saving initiatives	18	-
Operating profit, non-GAAP	$1,951	$1,883	4%

			Basis Point
Operating Profit Margin	2012	2011	Change
Operating profit margin, GAAP	22.7%	23.0%	(30)
Costs related to the sale of land in Mexico	0.1%	-
Business realignment and other cost-saving initiatives	0.2%	-
Operating profit margin, non-GAAP	23.0%	23.0%	-

Net Income Attributable to Colgate-Palmolive Company	2012	2011	% Change
Net income attributable to Colgate-Palmolive Company, GAAP	$1,220	$1,198	2%
Costs related to the sale of land in Mexico	10	-
Business realignment and other cost-saving initiatives	12	-
Net income attributable to Colgate-Palmolive Company, non-GAAP	$1,242	$1,198	4%

Earnings Per Common Share, Diluted	2012	2011	% Change
Diluted earnings per common share, GAAP	$2.53	$2.42	5%
Costs related to the sale of land in Mexico	0.02	-
Business realignment and other cost-saving initiatives	0.02	-
Diluted earnings per common share, non-GAAP	$2.57	$2.42	6%

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
Hope Spiller, 212-310-2291